EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Simplifies Corporate Structure

TULSA, OK - November 25, 2013 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or the “Parent”) today announced plans to effect an internal corporate reorganization by year end that would merge its wholly-owned subsidiary Laredo Petroleum, Inc. (“Company”) with and into the Parent, with the Parent surviving the merger. The merger is subject to conditions and does not require stockholder approval. In connection with such merger, the Parent intends to change its name to “Laredo Petroleum, Inc.”
To comply with technical indenture requirements relating to the internal merger, the Company is today also commencing an offer to purchase for cash all of the Company’s (i) $550 million aggregate principal amount outstanding of 9½% Senior Notes due 2019 and (ii) $500 million aggregate principal amount outstanding of 7⅜% Senior Notes due 2022 (collectively, the “Notes”), at a price of 101% of the principal amount of the Notes (“Offer Price”), plus accrued and unpaid interest, if any, to the date of the purchase. The date of purchase will be the expiration date of the offer.
The Company is making the offer to satisfy its technical obligations under the indentures governing the Notes which require the Company to make an offer to purchase the Notes if a “Change of Control” (as defined in the indentures) occurs. Under the indentures, the completion of the internal merger would constitute a Change of Control. The Change of Control offer is conditioned on the occurrence of the merger and may be terminated by the Company for any reason. Based on trading reported on FINRA’s TRACE during the prior 90-day period, the Notes have traded at prices substantially in excess of the Offer Price.
The Change of Control offer will expire at 9:00 a.m. Eastern time, on December 31, 2013, unless extended. To participate in the Change of Control offer, Notes must be tendered prior to the close of business on December 26, 2013, unless the expiration date is extended. The terms and conditions of the Change of Control offer are set forth in the Change of Control Notice and Offer to Purchase dated November 25, 2013 and the related Letter of Transmittal to be distributed to the holders of the Notes. Any Notes not tendered pursuant to the offer will remain obligations of Laredo following the merger.

The Company has retained Wells Fargo Bank, National Association as the depositary for the Change of Control offer. Questions and requests for the Change of Control Notice and Offer to Purchase and other documents may be made to Wells Fargo Bank, National Association by telephone at (800) 344-5128.
This announcement does not constitute an offer to buy, or a solicitation of an offer to sell, the Notes or any other securities. No recommendation is made by the Company as to whether or not holders of the Notes should tender their Notes pursuant to the Change of Control offer. The Change of Control offer is being made only by means of the Change of Control Notice and Offer to Purchase and the related Letter of Transmittal.
About Laredo
Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. The internal merger and the offer may not occur. General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and those set forth from time to time in other filings with the Securities and Exchange Commission. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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